Exhibit 5.1

Our ref: GFW/627026.10

Hollysys Automation Technologies Ltd. Kingston Chambers PO Box 173 Road Town Tortola British Virgin Islands

18 December 2015

Dear Sirs

Hollysys Automation Technologies Ltd. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the Company’s filing with the United States Securities and Exchange Commission of a Registration Statement on Form F-3 (the "Registration Statement") for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), up to 776,800 ordinary shares of US$0.001 par value each of the Company (together the "Ordinary Shares"), which are issuable upon conversion of $20,000,000 aggregate principal amount of the Company’s loan borrowed from International Finance Corporation ("IFC") pursuant to the loan agreement between IFC and the Company dated May 30, 2014 ("Loan Agreement").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 18 December 2015, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association as amended on 8 September 2010 (the "Memorandum and Articles").

1.2	The records of proceedings on file with and available for inspection on 18 December 2015 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The written resolutions of the board of directors of the Company dated 16 February 2014 (the "Resolutions").

1.4	A Certificate of Incumbency dated 17 December 2015, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent's Certificate").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	The consideration for the issue of the Ordinary Shares under the Loan Agreement will be at least equal the aggregate par value of the Ordinary Shares.

2.3	All signatures, initials and seals are genuine.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act, 2004 (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorised to issue a maximum of 190,000,000 shares of the following two classes:

(a)	100,000,000 ordinary shares with a par value of US$0.001 each; and

(b)	90,000,000 preferred shares with a par value of US$0.001 each.

3.3	The Ordinary Shares have been duly authorised and, when entered into the Company's register of members and issued by the Company upon conversion in accordance with the terms of the Loan Agreement, will be validly issued in accordance with the Company's memorandum and articles of association, and be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.3	In this opinion "non-assessable" means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the memorandum or articles of association of the Company and any liability to repay a distribution under the Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

/s/ Maples and Calder

Annexure A

Registered Agent Certificate

REGISTERED AGENT'S CERTIFICATE

In this certificate:

"Act"	means the BVI Business Companies Act, 2004 (as amended).
"BVI"	means the British Virgin Islands.
"Company"	means **Hollysys Automation Technologies Ltd.**
"FSC"	means the BVI Financial Services Commission.
"Register"	means the Register of Companies maintained by the Registrar.
"Registered Agent"	means Maples Corporate Services (BVI) Limited.
"Registered Office"	means the Company's registered office, being Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.
"Register of Charges"	means a register of charges maintained at the Company's Registered Office pursuant to section 162 of the Act.
"Registrar"	means the Registrar of Corporate Affairs in the BVI.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands, being the Company's duly appointed Registered Agent hereby certify that:

1 the Company was incorporated in the BVI on 06 Feb 2006 with company number 1009283;

2 the Company's name appears on the Register and it has paid all fees due and payable to the FSC.

As far as can be determined from the documents retained at the Registered Office:

3 the Company has not commenced liquidation under the Act or the Insolvency Act, 2003 (as amended) and no receiver has been appointed over the Company or any of its assets;

4 no legal, arbitration or other administrative proceedings have been threatened or commenced against the Company;

5 the Directors of the Company are as follows:

Name	Appointment Date
Jerry Zhang	20 September 2007
Colin Sung	01 February 2008
Jianyun Chai	02 June 2008

Jianfeng He	20 November 2013
Baiqing Shao	20 November 2013

6 The register of members is maintained on behalf of the company at Continental Stock Transfer & Trust Company of 17 Battery Place, 8th Floor, New York, NY 10004

7 According to our records no entries have been made on the Register of Charges of the Company maintained pursuant to section 162 of the BVI Business Companies Act, 2004 (as amended).

8 All certifications are correct as at the 17th December 2015.

R. Bourke

For and on behalf of

Maples Corporate Services (BVI) Limited.- Registered Agent

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